United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:	Media John Armstrong (412) 433-6792 Investors/Analysts Nick Harper (412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS
2008 SECOND QUARTER RESULTS

Earnings Highlights

(Dollars in millions except per share data)	2Q 2008	1Q 2008	2Q 2007
Net sales	$6,744	$5,196	$4,228

Segment income from operations
Flat-rolled	$478	$120	$92
U. S. Steel Europe	298	161	244
Tubular	177	51	97
Other Businesses	6	(5)	1
Total segment income from operations	$959	$327	$434
Retiree benefit expenses	1	1	(43)
Other items not allocated to segments	(6)	(62)	-
Income from operations	$954	$266	$391

Net interest and other financial costs	25	(32)	34
Income tax provision	255	58	53

Net income	$668	$235	$302
- Per basic share	$5.69	$2.00	$2.55
- Per diluted share	$5.65	$1.98	$2.54

PITTSBURGH, July 29, 2008 – United States Steel Corporation (NYSE: X) reported second quarter 2008 net income of $668 million, or $5.65 per diluted share, compared to first quarter 2008 net income of $235 million, or $1.98 per diluted share, and second quarter 2007 net income of $302 million, or $2.54 per diluted share.

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “We recorded the highest quarterly sales and net income in U. S. Steel’s history during the second quarter as all three reportable segments posted record results, reflecting strong operating performance and favorable global pricing dynamics.”

Second quarter 2008 income from operations of $954 million more than tripled our first quarter 2008 income of $266 million and more than doubled our last year’s second quarter income of $391 million.

Other items not allocated to segments in the second quarter of 2008 consisted of a charge for inventory transition effects related to the acquisition of U. S. Steel Canada (USSC) that reduced net income by $4 million, or 3 cents per diluted share. Other items not allocated to segments in the first quarter of 2008 reduced net income by $45 million, or 38 cents per diluted share. In the second quarter of 2007, net interest and other financial costs included a $23 million pre-tax charge related to the early redemption of debt, which reduced net income by $14 million, or 12 cents per diluted share.

Foreign currency effects related to the remeasurement of a U.S. dollar-denominated intercompany loan to a European affiliate were largely offset by euro-U.S. dollar derivatives activity during the second quarter. This compares to a foreign currency gain of $70 million, or 59 cents per diluted share, for these items in the first quarter of 2008. At June 30, 2008, U. S. Steel had open euro-U.S. dollar forward sales contracts with a total notional value of approximately $614 million. In early July, the outstanding balance on the intercompany loan was reduced from $1.1 billion to $836 million.

We repurchased 320,000 shares of common stock for $52 million during the second quarter.

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Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel’s reportable segments and Other Businesses reported segment income from operations of $959 million, or $136 per ton, in the second quarter of 2008, compared with $327 million, or $48 per ton, in the first quarter of 2008 and $434 million, or $79 per ton, in the second quarter of 2007.

The significant increases in results for all three reportable segments resulted primarily from substantial price increases, which outpaced increases in raw materials costs. Shipments for all segments were also at record levels for the quarter as strong operating results were achieved. Raw steel capability utilization, up slightly from the first quarter, was 92.7 percent in North America, including 101.1 percent for our Canadian operations, and 104.3 percent in Europe.

Outlook

Commenting on U. S. Steel’s outlook for the third quarter, Surma said, “We expect another excellent quarter with continued earnings improvement as price increases implemented during the second quarter and early in the third quarter are expected to improve average realized prices for each of our reportable segments.”

For Flat-rolled, third quarter results are expected to improve substantially from the second quarter, reflecting continued realization of price increases. Raw steel capability utilization and shipments are expected to remain near second quarter levels, and raw materials costs are expected to increase.

Third quarter results are expected to decrease for U. S. Steel Europe (USSE). While average realized prices should be higher, raw materials costs are also expected to increase, and shipments and operating costs will be negatively affected by a planned blast furnace reline at U. S. Steel Košice that is scheduled to begin shortly and continue into the fourth quarter.

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Third quarter results for Tubular are expected to increase significantly as price increases continue to be realized. Semi-finished steel costs will increase and shipments are expected to be at about the second quarter level.

We are currently negotiating with the United Steelworkers for a replacement of the agreement covering most of our domestic operations. We expect to have the new agreement in place before the September 1 expiration of the current agreement.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices for both North American operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices and usage; raw materials and transportation prices and availability; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; the terms of replacement collective bargaining agreements; employee strikes or other labor issues; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe and Canada that may affect USSE’s and USSC’s results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, government instability, political unrest, regulatory changes, export quotas, tariffs, and other protectionist measures. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2007, and in subsequent filings for U. S. Steel.

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A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on second quarter earnings on Tuesday, July 29, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the “Investors” button.

For more information on U. S. Steel, visit its web site at www.ussteel.com.

-oOo -

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UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	Mar. 31	June 30	June 30
(Dollars in millions)	2008	2008	2007	2008	2007

NET SALES	$6,744	$5,196	$ $ 4,228	$11,940	$7,984

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	5,497	4,643	3,595	10,140	6,774
Selling, general and administrative expenses	171	142	138	313	277
Depreciation, depletion and amortization	159	156	118	315	229
Income from investees	(34)	(7)	(10)	(41)	(12)
Net gains on disposal of assets	(1)	(1)	(3)	(2)	(13)
Other income, net	(2)	(3)	(1)	(5)	(8)
Total operating expenses	5,790	4,930	3,837	10,720	7,247
INCOME FROM OPERATIONS	954	266	391	1,220	737
Net interest and other financial costs	25	(32)	34	(7)	39
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	929	298	357	1,227	698
Income tax provision	255	58	53	313	119
Minority interests	6	5	2	11	4
NET INCOME	$668	$235	$302	$903	$575

COMMON STOCK DATA:
Net income per share:
- Basic	$5.69	$2.00	$2.55	$7.68	$4.86
- Diluted	$5.65	$1.98	$2.54	$7.64	$4.83

Weighted average shares, in thousands
- Basic	117,507	117,595	118,221	117,551	118,232
- Diluted	118,217	118,405	118,891	118,190	118,920

Dividends paid per common share	$.25	$.25	$.20	$.50	$.40

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Six Months Ended
	June 30
(Dollars in millions)	2008	2007
Cash provided from operating activities:
Net income	$903	$575
Depreciation, depletion and amortization	315	229
Pensions and other postretirement benefits	(216)	(85)
Deferred income taxes	97	49
Net gains on disposal of assets	(2)	(13)
Changes in: Current receivables	(1,053)	(297)
Inventories	(292)	108
Current accounts payable and accrued expenses	798	229
Bank checks outstanding	(5)	63
Other operating activities	(82)	(2)
Total	463	856
Cash used in investing activities:
Capital expenditures	(340)	(250)
Acquisition of Lone Star Technologies, Inc.	-	(1,990)
Acquisition of Stelco Inc.	(1)	-
Disposal of assets	7	18
Other investing activities	(16)	(1)
Total	(350)	(2,223)
Cash (used in) provided from financing activities:
Issuance of long-term debt	-	1,583
Repayment of long-term debt	(36)	(449)
Common stock issued	11	15
Common stock repurchased	(85)	(58)
Dividends paid	(59)	(47)
Other financing activities	34	1
Total	(135)	1,045
Effect of exchange rate changes on cash	12	3
Net increase (decrease) in cash and cash equivalents	(10)	(319)
Cash at beginning of the year	401	1,422
Cash at end of the period	$391	$1,103

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2008	2007
Cash and cash equivalents	$391	$401
Receivables, net	3,183	2,077
Inventories	2,593	2,279
Other current assets	202	202
Total current assets	6,369	4,959
Property, plant and equipment, net	6,890	6,688
Investments and long-term receivables, net	770	694
Pension asset	871	734
Goodwill and intangible assets, net	1,992	2,131
Other assets	415	426
Total assets	$17,307	$15,632
Accounts payable	$2,357	$1,730
Payroll and benefits payable	1,040	995
Short-term debt and current maturities of long-term debt	110	110
Other current liabilities	366	168
Total current liabilities	3,873	3,003
Long-term debt, less unamortized discount	3,110	3,147
Employee benefits	3,016	3,187
Other long-term liabilities and minority interests	899	764
Stockholders’ equity	6,409	5,531
Total liabilities and stockholders’ equity	$17,307	$15,632

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	Mar. 31	June 30	June 30
(Dollars in millions)	2008	2008	2007	2008	2007

INCOME FROM OPERATIONS
Flat-rolled (a)	$478	$120	$92	$598	$167
U. S. Steel Europe	298	161	244	459	450
Tubular (b)	177	51	97	228	199
Other Businesses (c)	6	(5)	1	1	3
Segment Income from Operations	959	327	434	1,286	819
Retiree benefit expenses (d)	1	1	(43)	2	(82)
Other items not allocated to segments:
Flat-rolled inventory transition effects	(6)	(17)	-	(23)	-
Litigation reserve	-	(45)	-	(45)	-
Total Income from Operations	$954	$266	$391	$1,220	$737

CAPITAL EXPENDITURES
Flat-rolled (a)	$145	$83	$69	$228	$119
U. S. Steel Europe	49	32	47	81	77
Tubular (b)	5	4	1	9	3
Other Businesses (c)	14	8	25	22	51
Total	$213	$127	$142	$340	$250

(a)	Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the iron ore and real estate interests.
(b)	Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007.
(c)	Includes the results of the iron ore and real estate interests acquired from Stelco Inc. as of October 31, 2007.
(d)	The second quarter and first six months of 2007 include certain profit-based expenses for former National employees pursuant to provisions of the 2003 labor agreement with the United Steelworkers.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	Mar. 31	June 30	June 30
(Dollars in millions)	2008	2008	2007	2008	2007

OPERATING STATISTICS
Average realized price:($/net ton) (a)
Flat-rolled (b)	777	646	652	713	651
U. S. Steel Europe	986	791	726	890	697
Tubular (c)	1,690	1,297	1,389	1,508	1,410
Steel Shipments: (a) (d)
Flat-rolled (b)	4,849	4,701	3,599	9,550	6,787
U. S. Steel Europe	1,696	1,638	1,616	3,334	3,268
Tubular (c)	500	433	288	933	535
Total Steel Shipments	7,045	6,772	5,503	13,817	10,590
Intersegment Shipments: (d)
Flat-rolled to Tubular	472	445	164	917	338
Raw Steel-Production: (d)
North American facilities (b)	5,614	5,558	4,116	11,172	7,829
U. S. Steel Europe	1,925	1,908	1,865	3,833	3,664
Raw Steel-Capability Utilization: (e)
North American facilities (b)	92.7%	91.7%	85.1%	92.2%	81.4%
U. S. Steel Europe	104.3%	103.4%	100.8%	103.9%	99.5%

(a)	Excludes intersegment shipments.
(b)	Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the iron ore and real estate interests.
(c)	Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007.
(d)	Thousands of net tons.
(e)
Based on annual raw steel production capability of 19.4 million net tons for North American facilities prior to October 31, 2007 and 24.3 million net tons thereafter, and 7.4 million net tons for U. S. Steel Europe.